Sub-Item 77C:  Submission of matters to a vote of security holders

A Special Joint Meeting of Shareholders (the "Meeting") of the WHV/EAM Emerging Markets Small Cap Equity Fund, the WHV/EAM International Small Cap Equity Fund (the "WHV/EAM Funds") and the WHV/Seizert Small Cap Value
Equity Fund (the "WHV/Seizert Fund" and collectively with the WHV/EAM Funds, the "Funds") was held on December 1, 2014 for the following purposes:

(1) a proposal to approve a new sub-advisory agreement among EAM Global Investors, LLC ("EAM Global"), the Trust, on behalf of each of the WHV/EAM Funds, and WHV Investments, Inc. ("WHV"), the investment adviser to the WHV/EAM Funds, pursuant to which EAM Global would continue to serve as sub-adviser to the WHV/EAM Funds (the "New EAM Agreement"); and (2) a proposal to approve a new sub-advisory agreement among Seizert Capital Partners, LLC ("Seizert"), the Trust, on behalf of the WHV/Seizert Fund, and WHV, the investment adviser to the WHV/Seizert Fund, pursuant to which Seizert would continue to serve as sub-adviser to the WHV/Seizert Fund (the "New Seizert Agreement" and together with the New EAM Agreement, the "New Agreements").

The Funds' shareholders of record at the close of business on October 15, 2014 were entitled to attend or submit proxies. The record date shares of each Fund were as follows:

WHV/EAM Emerging Markets Small Cap Equity Fund:           63,308.369
WHV/EAM International Small Cap Equity Fund:              67,590.395
WHV/Seizert Small Cap Value Equity Fund:                  1,105,403.579

At the Meeting, shareholders of each Fund approved the New Agreements. The results of the voting for the proposals were as follows:

WHV/EAM Emerging Markets Small Cap Equity Fund

For Votes     Against Votes Abstained Votes Broker Non-Votes
41,278.000        - 0 -         - 0 -          - 0 -

WHV/EAM International Small Cap Equity Fund

For Votes     Against Votes Abstained Votes Broker Non-Votes
41,954.000         - 0 -        - 0 -          - 0 -

WHV/Seizert Small Cap Value Equity Fund

For Votes     Against Votes Abstained Votes Broker Non-Votes
620,759.966       1,202.000     - 0 -          - 0 -